Exhibit 99.1
Sun New Media Announces Board of Director Resignation
New York, October 13, 2006 (PR NEWSWIRE) — Sun New Media Inc. (OTC Bulletin Board: SNMD), a Chinese Internet based marketing, information and transactional services company linking businesses with businesses, announced today that Dr. Herbert Kloiber has resigned from the Company’s Board of Directors. The resignation did not result from any disagreement with the Company concerning any matter relating to the Company’s operations, policies or practices. Dr. Kloiber chose to step down in order to focus on his other business responsibilities, specifically those in Germany.
Bruno Wu, Chairman and Chief Executive Officer of Sun New Media stated, “We thank Herbert for his contributions to the Company and wish him all the best as he focuses on his existing business responsibilities in Europe.”
About Sun New Media Inc.
Sun New Media is a leading Chinese multi-media powered marketing and channel management company. Sun New Media builds e-enabled distribution systems, transaction platforms and business communities in fast growing Chinese vertical markets, connecting buyers and sellers with a suite of turnkey digital media, e-commerce, and information management solutions. Companies leverage Sun New Media’s web-based business media communities to access vital industrial intelligence and forge trading relationships with suppliers and buyers that promote cost efficiencies and increased distribution reach. Learn more at www.sunnewmedia.net.
This press release includes statements that may constitute “forward-looking” statements, usually containing the word “believe,” “estimate,” “project,” “expect,” “plan,” “anticipate” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of Sun New Media’s product and services in the marketplace, competitive factors and changes in regulatory environments. These and other risks relating to Sun New Media’s business are set forth in Sun New Media’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on June 30, 2006, and other reports filed from time to time with the Securities and Exchange Commission. By making these forward-looking statements, Sun New Media disclaims any obligation to update these statements for revisions or changes after the date of this release.
CONTACT
Ashley M. Ammon of Integrated Corporate Relations, Inc.
203-682-8200 (Investor Relations)